Exhibit 99.1

FOR IMMEDIATE RELEASE	NEWS RELEASE
Contact:
Robert M. Thornton, Jr.
Chief Executive Officer
(770) 933-7000

SUNLINK HEALTH SYSTEMS, INC. ANNOUNCES FISCAL 2007

AND FOURTH QUARTER RESULTS

ATLANTA, Georgia (September 20, 2007) – SunLink Health Systems, Inc. (AMEX: SSY) today announced earnings from continuing operations for its fourth fiscal quarter ended June 30, 2007 of $960,000, or $0.12 per fully diluted share, compared to earnings from continuing operations of $1,171,000, or $0.15 per fully diluted share, for the quarter ended June 30, 2006. For the fiscal year ended June 30, 2007, SunLink reported earnings from continuing operations of $1,577,000, or $0.20 per fully diluted share, compared to earnings from continuing operations of $4,181,000, or $0.53 per fully diluted share, for the fiscal year ended June 30, 2006.

SunLink reported net earnings of $881,000, or $0.11 per fully diluted share for the quarter ended June 30, 2007, compared to net earnings of $1,272,000, or $0.16 per fully diluted share for the comparable quarter a year ago. The effective income tax rate of approximately 45% for the quarter ended June 30, 2007 was substantially higher than the approximately 23% effective rate for the same period last year due to the recognition in the quarter ended June 30, 2006 of settlement of prior years’ tax returns in that year and adjustments to the estimated liabilities thereon which did not reoccur in the current year’s quarter. For the fiscal year ended June 30, 2007, SunLink reported net earnings of $1,396,000, or $0.18 per fully diluted share compared to net earnings of $3,909,000, or $0.50 per fully diluted share for the fiscal year ended June 30, 2006.

The company’s operating profit from continuing operations for the quarter ended June 30, 2007 was $2,155,000 compared to an operating profit for the quarter ended June 30, 2006 of $1,783,000. Increased operating profit from continuing operations for the quarter ended June 30, 2007 was due in part to $567,000 of positive prior year third-party payor settlements in the current year’s quarter compared to $44,000 of positive prior year third-party payor settlements for the comparable quarter a year ago. SunLink had operating profit of $4,414,000 for the fiscal year ended June 30, 2007 compared to $7,627,000 for the fiscal year ended June 30, 2006. Operating profit for the fiscal years ended June 30, 2007 and 2006 was positively impacted by $266,000 and $312,000 prior year third-party payor settlements, respectively.

Consolidated net revenues from continuing operations for the quarters ended June 30, 2007 and 2006 were $37,596,000 and $34,805,000, respectively, an increase of 8.0% in the current year. The increased net revenues in the fourth fiscal quarter of 2007 resulted primarily from an increase of $315,000, or 16%, in revenues from state indigent care programs, a 12.4% increase in equivalent admissions and a 4.0% increase in admissions. SunLink had $2,262,000 of revenues from state indigent care programs in the quarter ended June 30, 2007 compared to $1,947,000 for the fourth quarter last year. Consolidated net revenues from continuing operations for the fiscal year ended June 30, 2007 increased by 6.0% to $143,645,000 compared with the prior fiscal year’s consolidated net revenues of $135,576,000. The increased net revenues resulted from a 6.9% increase in equivalent admissions.

Commenting on the quarter and fiscal 2007 results, Robert M. Thornton, Jr., chairman and chief executive officer, said, “We are pleased with the volume increases we reported in the fourth quarter. This reflects the benefit of our physician recruiting efforts and investments in our hospital facilities over the last year. While we continued to experience increased bad debts for the fiscal year, the provision for bad debts as a percentage of revenues decreased in the fourth fiscal quarter of 2007 from the third fiscal quarter due to our continued focus on mitigating the consistent rise in bad debts we, like the rest of our industry, have been facing.”

Mr. Thornton continued, “Over the past year, we added seven new physicians. Additionally, we spent approximately $9,000,000 for capital improvements during fiscal 2007. We have in process a major renovation project at our Dahlonega, GA facility and have added free standing diagnostic centers in Dawsonville and Dahlonega, GA. Upgraded diagnostic equipment was added at five of our facilities during the year. We believe our future success will be enhanced by the additional physicians, services and facilities we are investing in now. Growth through internal investment activities as well as through strategic acquisitions should assist us going forward in fiscal 2008.”

SunLink Health Systems, Inc. currently operates seven community hospitals and related businesses in the Southeast and Midwest. Each SunLink facility is the only hospital in its community. SunLink’s operating strategy is to link patients’ needs with dedicated physicians and health professionals to deliver quality, efficient medical care in each community it serves. For additional information on SunLink Health Systems, Inc., please visit the company’s website at www.sunlinkhealth.com.

The company will conduct a conference call on September 20, 2007 at 10:00 a.m. Eastern Time to discuss its quarterly results. To participate in the conference call, please dial 1-866-814-1917. A replay of the call will be available shortly after the call and will continue to be available for 90 days by dialing 1-888-266-2081 and entering passcode 1142392 when prompted.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, without limitation, statements regarding the company’s business strategy. These forward-looking statements are subject to certain risks, uncertainties and other factors, which could cause actual results, performance and achievements to differ materially from those anticipated. Certain of those risks, uncertainties and other factors are disclosed in more detail in the company’s Annual Report on Form 10-K for the year ended June 30, 2006 and other filings with the Securities and Exchange Commission which can be located at www.sec.gov.

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SUNLINK HEALTH SYSTEMS, INC. ANNOUNCES

FISCAL 2007 ANNUAL AND FOURTH QUARTER

RESULTS

Amounts in 000's, except per share amounts

CONSOLIDATED STATEMENTS OF EARNINGS

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2007	2006	2007	2006
Net Revenues	$37,596	$34,805	$143,645	$135,576
Cost of Patient Service Revenues:
Salaries, wages and benefits	17,564	17,541	70,475	67,037
Provision for bad debts	4,880	4,293	19,580	14,987
Supplies	3,539	3,541	15,479	14,275
Purchased services	2,410	2,296	9,081	8,687
Other operating expenses	5,150	3,736	17,424	17,111
Rents and leases	717	633	2,792	2,452
Depreciation and amortization	1,181	982	4,400	3,400

Operating Profit	2,155	1,783	4,414	7,627

Interest Income (Expense) - net	(396)	(272)	(1,393)	(1,071)

Earnings from Continuing Operations before Income Taxes	1,759	1,511	3,021	6,556
Income Tax (Expense ) Benefit	(799)	(340)	(1,444)	(2,375)

Earnings from Continuing Operations	960	1,171	1,577	4,181
Earnings (Loss) from Discontinued Operations, net of income taxes	(79)	101	(181)	(272)

Net Earnings	$881	$1,272	$1,396	$3,909

Earnings Per Share from Continuing Operations:
Basic	$0.13	$0.16	$0.21	$0.58

Diluted	$0.12	$0.15	$0.20	$0.53

Earnings (Loss) Per Share from Discontinued Operations:
Basic	$(0.01)	$0.01	$(0.02)	$(0.04)

Diluted	$(0.01)	$0.01	$(0.02)	$(0.03)

Net Earnings Per Share:
Basic	$0.12	$0.17	$0.19	$0.54

Diluted	$0.11	$0.16	$0.18	$0.50

Weighted Average Common Shares Outstanding:
Basic	7,509	7,315	7,397	7,258

Diluted	7,804	7,891	7,810	7,858

SUMMARY BALANCE SHEETS
	June 30, 2007	June 30, 2006
ASSETS
Cash and Cash Equivalents	$814	$1,084
Other Current Assets	24,965	26,825
Property Plant and Equipment, net	47,323	41,155
Long-term Assets	4,741	5,239

	$77,843	$74,303

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities	$26,655	$22,295
Long-term Debt and Other Noncurrent Liabilities	15,164	17,656
Shareholders' Equity	36,024	34,352

	$77,843	$74,303